Exhibit No. 10.27

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

AGREEMENT

This License Agreement (this “Agreement”), effective as of December 4, 2002 (“Effective Date”), is made by and between Curis Inc., a Delaware corporation (“Curis”), having a place of business at 601 Moulton Street, Cambridge, Massachusetts 02138-1118, and Amylin Pharmaceuticals, Inc., a Delaware corporation (“Amylin”), having a place of business at 9373 Towne Centre Drive, Suite 250, San Diego, California 92121.

R E C I T A L S

Whereas, Curis owns certain intellectual property relating to peptide YY (“PYY”);

Whereas, Amylin desires to secure the exclusive right and license to use, develop, manufacture, market and exploit such intellectual property;

Whereas, Curis has determined that the exploitation of such intellectual property by Amylin is in the best interest of Curis; and

Now, Therefore, in consideration of the premises and of the promises and covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

1.	Definitions.

A. “Amylin” shall mean Amylin Pharmaceuticals, Inc. and its Affiliates.

B. “Affiliate” means, when used with reference to a party, any Entity directly or indirectly controlling, controlled by or under common control with such party. For purposes of this Agreement, “control” means the direct or indirect ownership of over fifty percent (50%) of the outstanding voting securities of an Entity, or the right to receive over fifty percent (50%) of the profits or earnings of an Entity, or the right to control the policy decisions of an Entity.

C. “Bankruptcy Event” means voluntary or involuntary proceedings by or against an Entity are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such Entity, or proceedings are instituted by or against such Entity for corporate reorganization or the dissolution of such Entity, which proceedings, if involuntary, shall not have been dismissed within 60 days after the date of filing, or such Entity makes an assignment for the benefit or creditors, or substantially all of the assets of such Entity are seized or attached and not released within 60 days thereafter.

D. “Confidential Information” means and includes all technical information, inventions, trade secrets, developments, discoveries, software, know-how, methods, techniques, formulae, data, processes and other proprietary ideas, whether or not patentable or copyrightable, that the disclosing party identifies as confidential or proprietary at the time it is delivered or communicated to the receiving party.

E. “Curis” means Curis, Inc.

F. “Curis Patents” means those (i) patents and patent applications (including provisional applications and applications for certificates of invention) listed in Exhibit A attached hereto and made a part hereof; (ii) any patents issuing from such patent applications (including certificates of invention); (iii) all patents and patent applications based on, corresponding to, or claiming the priority date(s) of any of the foregoing; (iv) any reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (v) term extensions, supplementary protection certificates and other governmental action which provide exclusive rights beyond the original patent expiration date, which are owned or controlled by Curis as of the Effective Date or during the Term.

G. “Entity” means a corporation, an association, a joint venture, a partnership, a trust, a business, an individual, a government or political subdivision thereof, including an agency, or any other organization which can exercise independent legal standing.

H. “FDA” means the Food and Drug Administration of the United States.

I. “Field” means in vivo use of Products for treating metabolic disorders in humans and conducting research in humans and animals.

J. “IND” means an Investigational New Drug Application (together with all additions, deletions, and supplements thereto) filed with the FDA, or its foreign equivalent.

K. “License” means the license or licenses granted pursuant to Section 2(A).

L. “Marketing Approval” means the act of a Regulatory Authority necessary for the manufacture, marketing and sale of Products in a country or regulatory jurisdiction, including, without limitation, the approval of the new drug application by the FDA, and approval of Products for marketing in the European Union by the European Commission, and satisfaction of all applicable regulatory and notification requirements.

M. “Net Sales” means, with respect to a Product:

The gross amount invoiced for sales of Products by Amylin or its sublicensees to third persons (excluding Amylin’s sublicensees), less:

(i) trade, quantity and cash discounts and rebates and retroactive price reductions or allowances actually granted from the billed amount;

(ii) credits or allowances actually granted upon claims, rejections or returns of such sales of Products, including recalls;

(iii) prepaid transportation insurance premiums and prepaid outbound transportation expenses;

(iv) taxes imposed on the production, sale, delivery or use of Products (including, without limitation, sales, use, excise or value added taxes but excluding income taxes), duties or other governmental charges levied on or measured by the billing amount when included in billing, as adjusted for rebates and refunds; and

(v) a provision for uncollectible accounts determined in accordance with Amylin or its sublicensees’ normal accounting procedures consistently applied within and across its/their pharmaceutical operating units.

N. “Phase 3 Clinical Trial” means large scale human clinical trials conducted in patients anywhere in the world in accordance with good clinical practice to generate data concerning the efficacy and a level of safety in the particular indication tested sufficient to obtain Marketing Approval.

O. “Product” means any pharmaceutical product containing or incorporating a PYY receptor ligand or a PYY peptide, fragment, analogue or derivative, the making, using or selling of which, in the absence of this Agreement, would infringe at least one claim in the Field of any Curis Patent.

P. “Regulatory Authority” means, in a particular country or jurisdiction, any applicable government regulatory authority involved in granting Marketing Approval and/or, to the extent required in such country or jurisdiction, Pricing Approval of a Product in such country or jurisdiction, including without limitation, (a) in the U.S., the FDA, and any other applicable governmental or regulatory authority in the U.S. having jurisdiction over a Product, and any successor government authority having substantially the same function, and (b) any foreign equivalent thereof.

Q. “Sale” means any bona fide third party commercial sale of a Product after Marketing Approval.

R. “Term” means the term of this Agreement as defined in Section 7(A).

2.	Licenses Granted and Development Reports.

A. Curis hereby grants to Amylin during the Term, an exclusive (even as to Curis), worldwide right and license, under the Curis Patents, to make, have made, use and sell Products for use in the Field, with the right to grant sublicenses. Curis hereby grants a non-exclusive license on any future patents in the Field which come under its ownership or control to make, have made, use and sell Products for use in the Field.

B. Amylin shall use commercially reasonable efforts to develop and market Products. On or before the first anniversary of this Agreement and annually thereafter until Amylin markets a Product, Amylin will submit a report on the progress Amylin has made in the preceding year toward commercial use of Products.

3.	License Fees, Royalties and Milestones.

A. In partial consideration of the License and any assignment of Divided Patents granted herein, Amylin shall pay to Curis an amount equal to [**] Dollars ($[**]) (“License Fee”). The License Fee shall be paid within thirty (30) days of the parties’ signing of this Agreement.

B. In further consideration of the License and any assignment of Divided Patents granted herein, beginning upon the first Sale of each Product in a country, Amylin shall pay Curis a royalty equal to [**]% of Net Sales of such Product, provided that (i) a Curis Patent or Divided Patent with claims covering the Product has issued in such country and is in force, or (ii) if Curis or its licensee is prosecuting an undivided application in such country for a Curis Patent or Divided Patent, such application has been pending for no more than seven (7) years from its earliest filing date and Curis or its licensee has diligently pursued prosecution and issuance of claims in the Field during such time, or (iii) if Amylin is prosecuting an application in such country for a Divided Patent, such application is pending. In the event that seven years transpires according to (ii) above, and a Curis Patent or Divided Patent with claims in the Field subsequently issues in a country where Product is sold, any obligation of Amylin to pay royalties shall cease in the intervening time, and Amylin’s royalty obligations shall begin again upon issuance of the Curis Patent or Divided Patent for the remainder of the Term.

(a) In applying the royalty terms of Section 3(B), the royalty terms shall be applied on a country-by-country basis, it being the intention of the parties that the royalty in this Section 3(B) shall only apply if a Curis Patent or Divided Patent either has issued or is being prosecuted in accordance with the first paragraph of this Section 3(B) in any one country in which a Product is made, used or sold, having claims that cover the particular making, using, or selling that occurred in such country.

(b) The payment of royalties to Curis on any particular Product shall terminate in each country on the expiration date of the last-to-expire issued Curis Patent or Divided Patent covering such Product in such country.

(c) Amylin may at any time, effective upon providing 30 days prior written notice to Curis, cease to develop, market or sell any Product in a country and delete such Product from the License in such country. Effective as of the date of such notice, all royalties and other fees on such Product in such country shall thereafter cease to accrue.

C. Exhibit B attached hereto and made a part hereof, lists mutually agreed upon performance milestones (“Milestones”) along with the corresponding milestone payments due for completion of each such milestone. Amylin will notify Curis when any Milestone is achieved and pay Curis the milestone payment due within thirty (30) days after achievement of such Milestone. For Milestone Numbers 6 through 8, their respective milestone payments shall only be paid one time for the first Product to achieve such Milestone.

4.	Reports And Records.

A. After Amylin commences the Sale of Products, Amylin shall, within sixty (60) days of the end of each calendar quarter, deliver to Curis a report, certified by the chief financial officer of Amylin, that sets forth in reasonable detail the calculation of the royalties due to Curis for such calendar quarter.

B. Royalties payable under Section 3(B) hereof shall be paid within 60 days following the last day of the calendar quarter in which the royalties accrue.

C. Amylin will maintain and cause its sublicensees to maintain, complete and accurate books and records which enable the royalties payable hereunder to be verified. The records for each calendar quarter shall be maintained for three years after the submission of each report under Section 4(A) hereof. Upon reasonable prior notice to Amylin (but in no event less than ten business days), Curis and its accountants shall have access to all books and records relating to the Net Sales of Products by Amylin and its sublicensees to conduct a review or audit thereof. Such access shall be available not more than once each calendar year, during normal business hours, and for each of three years after the expiration or termination of this Agreement; provided that once a calendar year has been audited, it may not thereafter be audited again in that calendar year. If the audit reveals 5% or more under reporting of royalties due Curis, Amylin will pay the audit costs, as well as any additional sum that would have been payable to Curis had Amylin reported correctly, plus 5% interest.

5.	Currency, Place Of Payment.

A. All dollar amounts referred to in this Agreement are expressed in United States dollars. All payments to Curis under this Agreement shall be made in United States dollars.

B. If Amylin receives revenues from Sales of Products in currency other than United States dollars, revenues shall be converted into United States dollars at the conversion rate used by sublicensees in any agreement with Amylin, or if there is no such agreement, such conversion shall be at the conversion rate for the foreign currency as published in the eastern edition of The Wall Street Journal as of the last business day of the applicable calendar quarter.

6.	Confidentiality.

A. Each party agrees to maintain in confidence and not to disclose to any third party any Confidential Information of the disclosing party received pursuant to this Agreement and to use such Confidential Information solely for purposes of carrying out its obligations under this Agreement. The receiving party agrees to ensure that its employees and agents have access to Confidential Information only on a need-to-know basis and are obligated in writing to abide by the obligations hereunder. Further, each party agrees to return to the disclosing party tangible materials containing Confidential Information upon the expiration or any earlier termination of this Agreement. The confidentiality obligation under this Section 6 shall remain in effect during the Term and for a period of five (5) years thereafter. The foregoing obligations shall not apply to any Confidential Information that is:

(i) publicly known prior to disclosure or has become publicly known, without fault on the part of receiving party, subsequent to disclosure hereunder; or

(ii) otherwise known by the receiving party prior to disclosure hereunder or is generated for the receiving party by persons who have not had access to or knowledge of the Confidential Information; or

(iii) hereafter received by the receiving party at any time from a source other than the disclosing or its agents, lawfully having possession of such information and under no obligation of confidentiality with respect to such information; or

(iv) required to be disclosed by the receiving party by law, regulation, or court order, in which event the receiving party agrees to promptly notify the disclosing party of such demand prior to such disclosure to give the disclosing party a reasonable opportunity to contest such disclosure and such disclosed information shall remain Confidential Information.

B. Neither party will disclose the terms of this Agreement to third parties, except on a need-to-know basis to assist in fulfilling its obligations or exploiting its rights hereunder (including to sublicensees) or to obtain financing for its efforts, and provided that such third parties are subject to confidentiality provisions no less stringent than those contained herein; provided that a party may issue a press release announcing this Agreement, the text of which is mutually and reasonably agreeable to both parties. If either party deems it necessary to file this Agreement with the United States Securities & Exchange Commission, then the parties shall agree on a redaction of appropriate terms.

7. Term And Termination.

A. This Agreement, unless sooner terminated as provided herein, shall automatically expire upon the expiration of the last to expire or become abandoned of the Curis Patents or Divided Patents, subject to the provisions of Section 7(E) hereof (the “Term”).

B. Amylin shall have the right, at its option, to terminate this Agreement at any time, effective upon providing Curis with at least thirty (30) days prior written notice. Upon any such termination by Amylin, Amylin shall:

(i) Cease to make, have made, use and sell all Products in territories where such Products would infringe a valid issued Curis Patent or Divided Patents;

(ii) terminate all sublicenses, and cause all sublicensees to cease making, having made, using or selling all Products in territories where such Products would infringe a valid issued Curis Patent or Divided Patents;

(iii) Pay Curis all unpaid accrued royalties due as of the effective termination date.

C. Either party shall have the right, at its option, to terminate this Agreement if the other party:

(i) becomes subject to a Bankruptcy Event; or

(ii) materially breaches this Agreement and does not cure such breach or have in progress a good faith effort to cure within 90 days after receiving written notice thereof from the terminating party.

D. If this Agreement is terminated –

(i) by Amylin pursuant to Section 7(C)(ii) above, then the License and any assignments of Divided Patents granted under Section 2(A) shall remain in full force and effect after such termination and become fully paid and royalty-free.

(ii) by Curis pursuant to Section 7(C)(ii) above, then the License granted under Section 2(A) shall terminate and Amylin shall take the same actions as described in Section 7(B) above.

E. The provisions of Section 6; Sections 7(D)-(E), Section 8; Section 9; Section 10; Section 12; Section 13(C) and Section 13(F) shall survive the expiration or any termination of this Agreement.

8. Patent Prosecution, Maintenance and Transfer.

A. The parties acknowledge that as of the Effective Date, the subject matter of the Curis Patents includes matter necessary or useful for use in the Field as well as outside of the Field. Curis agrees to use its commercially reasonable efforts to divide such subject matter so that matter that is necessary or useful for use in the Field is included in separate Curis Patents (“Divided Patents”). These commercially reasonable efforts shall include but are not limited to amending or canceling claimed subject matter in Curis Patents such that it falls within or outside of the Field, and requiring any Curis licensee to so amend or cancel, along with whatever efforts are reasonably deemed necessary by Amylin and Curis to avoid prejudice to the Curis Patents. Curis shall keep Amylin appraised of all such efforts to divide subject matter.

B. For those Curis Patents that are divided pursuant to Section 8(A), Curis agrees to promptly assign such Divided Patents to Amylin at Amylin’s expense. Amylin shall control, pay all costs of, and diligently prosecute and maintain all such Divided Patents. Each party shall consider, in good faith, all suggestions and comments of the other party in connection with the prosecution of such Divided Patents. Amylin may, by written notice to Curis, elect to stop paying for the preparation and maintenance of any Divided Patent pertaining to any Product or any uses thereof in any country, in which event, Curis may request re-assignment of that Divided Patent and assume the obligation of maintaining for its own benefit any such Curis Patent. In the event Amylin desires to stop payment for such Divided Patent, Amylin shall provide Curis with at least one months written notice of such election prior to any deadlines that must be met in order to preserve rights in such Divided Patents. When Curis assumes the obligation of maintaining a patent or patent application under this section, Amylin’s license thereunder in such country shall terminate.

C. For those Curis Patents that are not divided pursuant to Section 8(A), Curis shall control and diligently prosecute and maintain all such Curis Patents, subject to Amylin’s right to receive copies of all official filings and prosecution correspondence, and Amylin shall have the right to review and approve all materials associated with such prosecution. Each party shall consider, in good faith, all suggestions and comments of the other party in connection with the prosecution of such Curis Patents. All prosecution and maintenance costs incurred in connection with the Curis Patents shall be shared equally by the parties, provided however (i) if Curis grants a license to a third party under the Curis Patents for use in fields other than the Field, Amylin shall pay its pro rata portion (i.e., based upon the number of parties who have rights under such Curis Patents) of all prosecution and maintenance costs incurred. Amylin may, by written notice to Curis, elect to stop paying for the preparation and maintenance of any Curis Patent pertaining to any Product or any uses thereof in any country, in which event, Curis may assume the obligation of maintaining for its own benefit any such Curis Patent. When Curis assumes the obligation of maintaining a patent or patent application under this section, Amylin’s license thereunder in such country shall terminate. If Curis, upon providing at least thirty (30) days’ prior written notice to Amylin, elects to discontinue the prosecution and maintenance of any Curis Patent, then Curis shall assign and transfer to Amylin, at Amylin’s election, all of Curis’ right, title and interest in and to such Curis Patent.

9. Infringement And Litigation.

A. Curis and Amylin are each responsible for notifying each other promptly of any infringement of any Curis Patent and Divided Patent which may come to their attention, including notice to the other of any certification filed under the United States “Drug Price Competition and Patent Term Restoration Act of 1984.” Curis and Amylin shall consult with one another in a timely manner concerning any appropriate response thereto.

B. Amylin shall have the right, but not the obligation, to prosecute such infringement at its own expense. Amylin shall not settle or compromise any such suit in a manner that imposes any obligations or restrictions on Curis or grants any rights to the Curis Patents, without Curis’ written permission which consent will not be unreasonably withheld after due consideration of Curis’ policies pertaining to intellectual property. Financial recoveries from any such litigation will first be applied to reimburse Amylin for its litigation expenditures with additional recoveries being paid to Amylin, subject to a royalty due Curis based on the provisions of Section 3 hereof.

C. Such rights of Section 9(B) shall be subject to the continuing right of Curis to intervene at Curis’ own expense and join Amylin in any claim or suit for infringement of the Curis Patents. Any consideration received by Amylin in settlement of any claim or suit shall be shared between Curis and Amylin in proportion with their share of the litigation expenses in such infringement action.

D. If Amylin fails to prosecute such infringement, Curis shall have the right, but not the obligation, to prosecute such infringement at its own expense. In such event, financial recoveries will be entirely retained by Curis.

E. In any action to enforce any of the Curis Patents or Divided Patents, either party, at the request and expense of the other party shall cooperate to the fullest extent reasonably possible. This provision shall not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction.

10. Representations; Disclaimer Of Warranty; Indemnification.

A. Curis represents and warrants to Amylin that (i) it has the right to enter into this Agreement and grant the licenses described herein. Curis further represents and warrants that it does not own or control any patents or patent applications other than those listed on Exhibit A with subject matter pertaining to the use of PYY in the Field.

B. Amylin will defend, indemnify and hold harmless Curis and its officers, agents and employees, from and against any and all liability, loss, damage, action, claim or expense suffered or incurred, including without limitation reasonable attorney’s fees (individually, a “Liability”, and collectively, the “Liabilities”) which results from or arises out of: (a) Amylin’s breach of any representation, warranty or provision of this Agreement, (b) Amylin’s negligent or intentional misconduct in connection with the performance of this Agreement, (c) any product liability or other claim of any kind related to the use by Amylin, its employees, or a third party of a Product that was manufactured, sold or otherwise disposed by Amylin, its assignees, vendors or other third parties and (d) clinical trials or studies conducted by or on behalf of Amylin involving the Products.

C. Curis will defend, indemnify and hold harmless Amylin and its officers, agents and employees, from and against any and all Liabilities which results from or arises out of: (a) Curis’ breach of any representation, warranty or provision of this Agreement, (b) Curis’ negligent or intentional misconduct in connection with the performance of this Agreement, (c) any product liability or other claim of any kind related to the use by Curis, its employees, or a third party of any product or technology subject to any Curis Patent outside of the Field that was manufactured, sold or otherwise disposed by Curis, its assignees, licensees, vendors or other third parties and (d) clinical trials or studies conducted by or on behalf of Curis or its licensees involving any product, other than Product (as defined in this Agreement) subject to the Curis Patents (as defined in this Agreement).

D. The indemnified party shall promptly notify the indemnifying party of any claim or action giving rise to Liabilities subject to the provisions of the foregoing sections. The indemnifying party shall have the right to defend or settle any such claim or action, at its cost and expense. If the indemnifying party fails or declines to assume the defense or settlement of any such claim or action within 30 days after notice thereof, the indemnified party may assume the defense or settlement of such claim or action for the account and at the risk of the indemnifying party, and any Liabilities related thereto shall be conclusively deemed a liability of the indemnifying party. The indemnifying party shall pay promptly to the indemnified party any Liabilities to which the foregoing indemnity relates, as incurred. The indemnification rights of any indemnified party contained herein are in addition to all other rights which such indemnified party may have at law or in equity or otherwise. Notwithstanding anything to the contrary in this Agreement, the indemnifying party may use one law firm to defend the interests of the indemnifying party and all indemnified parties unless it is determined by the law firm defending the indemnifying party, that a conflict of interest actually exists between the indemnifying party and any or all of the indemnified parties. In such event, the indemnifying party shall pay for one law firm for all indemnified parties as a group, and nothing herein shall require the indemnifying party to pay for the services of more than one law firm to represent any or all of the indemnified parties. Any indemnified party may retain its own counsel at its own expense.

11. Insurance.

Each party will maintain, at its own expense, insurance coverage for its activities under this Agreement, consistent with coverage generally held by companies in the pharmaceutical industry for activities similar to those contemplated under this Agreement.

12. Use Of Name; Independent Contractor.

A. Each party shall not use the other party’s company name, trade names, trademark, service mark or slogan in any way without the prior written consent of the other party.

B. Nothing herein shall be deemed to establish a relationship of principal and agent between Curis and Amylin, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as constituting Curis and Amylin as partners, or as creating any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party.

13. Rights in Bankruptcy.

All rights and licenses granted under or pursuant to this Agreement by Curis are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that Amylin, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Curis under the U.S. Bankruptcy Code, Amylin will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to Amylin (i) upon any such commencement of a bankruptcy proceeding upon its written request therefore, unless Curis elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of the Agreement by or on behalf of Curis upon written request therefore by Amylin.

14. Additional Provisions.

A. Notices, payments, statements, reports and other communications under this Agreement shall be in writing and shall be deemed to have been received as of the date dispatched if sent by public overnight courier (e.g. Federal Express), or within five (5) days after deposit in the US mail if sent by certified or registered mail, return receipt requested, and addressed as follows:

If for Curis:

Curis Inc.

61 Moulton Street

Cambridge, MA 02138

Attention: General Counsel

If for Amylin:

Amylin Pharmaceuticals, Inc.

9373 Towne Centre Drive, Suite 250

San Diego, CA 92121

Attention: Kathryn Prickett

with a copy to the attention of Vice President and General Counsel, at the same Amylin address as stated above.

Either party may change its official address upon written notice to the other party.

B. This Agreement shall be construed and governed in accordance with the laws of the State of California, without giving effect to conflict of law provisions.

C. This Agreement and any and all exhibits hereto set forth the entire agreement between Amylin and Curis regarding the subject matter hereunder and fully supersede any and all prior and contemporaneous agreements or understandings, whether written or oral, between Amylin and Curis pertaining to the subject matter hereof. This Agreement shall not be modified unless in a writing signed by an authorized representative of each party.

D. In the event that a party to this Agreement perceives the existence of a dispute with the other party concerning any right or duty provided for herein, the parties shall, as soon as practicable, confer in an attempt to resolve the dispute.

E. A waiver by either party of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.

F. Curis shall not assign this Agreement to any third party without Amylin’s prior written consent, such consent not to be unreasonably withheld.

G. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof or affecting the validity or unenforceability of any of the terms of this Agreement in any other jurisdiction.

H. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their permitted assigns, any benefits, rights or remedies.

IN WITNESS WHEREOF the parties, intending to be legally bound, have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

AMYLIN PHARMACEUTICALS, INC.		CURIS, INC.

By:	/s/ LLOYD A. ROWLAND	By:	/s/ DANIEL R. PASSERI
Name:	Lloyd A. Rowland	Name:	Daniel R. Passeri
Title:	Vice President and General Counsel	Title:	President and Chief Executive Officer

EXHIBIT A

SPECIFIC PATENTS INCLUDED IN CURIS PATENTS

Patent applications [**].

EXHIBIT B

MILESTONES AND MILESTONE PAYMENTS

Milestone Number	Milestones	Milestone Payment
1	[**]	$ [**]
2	[**]	$ [**]
3	[**]	$ [**]
4	[**]	$ [**]
5	[**]	$ [**]
6	[**]	$ [**]
7	[**]	$ [**]
8	[**]	$ [**]
9	[**]	$ [**]